Exhibit 10.14

FRONTVIEW REIT, INC.

NONEMPLOYEE DIRECTOR COMPENSATION POLICY

Adopted by the Board as of [______] [___], 2024

Each member of the Board of Directors (the “Board”) of FrontView REIT, Inc. (the “Company”), who is a “nonemployee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act (each such member, a “Nonemployee Director”) will be eligible to receive the compensation described in this Nonemployee Director Compensation Policy (this “Policy”) for his or her Board service upon and following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s Class A common stock (the “IPO”), pursuant to which such common stock is priced in such initial public offering (the date of the IPO, the “Effective Date”). Unless otherwise defined herein, capitalized terms used in this Policy will have the meanings given to such terms in the Company’s 2024 Omnibus Equity and Incentive Plan, as amended from time to time (the “Plan”).

This Policy will be effective as of the Effective Date. This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Committee”).

1.	Cash Compensation.

Effective as of the Company’s fiscal quarter commencing after the Effective Date, each Nonemployee Director will be entitled to receive the following annual cash retainers for service on the Board:

Annual Board Service Retainer:

●	All Nonemployee Directors: $50,000

Annual Committee Chair Service Retainer (in addition to Annual Board Service Retainer):

●	Chairperson of the Audit Committee: $15,000

●	Chairperson of the Compensation Committee: $10,000

●	Chairperson of the Nominating and Corporate Governance Committee: $10,000

The annual cash retainers above will be payable in equal quarterly installments in arrears on the last business day of each fiscal quarter (each such date, a “Retainer Accrual Date”) in which the service occurred, prorated for any partial quarter of service (based on the number of days served in the applicable position divided by the total number of days in the quarter). All annual cash retainers will be vested upon payment.

2.	Equity Compensation.

Each Nonemployee Director will be entitled to receive the equity compensation set forth below (as applicable). All such equity compensation will be granted under the Plan.

(a)                IPO Awards. Without any further action by the Board or Committee, as of the Effective Date (or, if later, as of the date on which the Shares are covered by an active registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission), each person who is then a Nonemployee Director will automatically be granted an Award of Restricted Stock Units (each, an “IPO Award”) covering a number of Shares equal to (A) $45,000 (or, in the case of Ernesto Perez, $90,000) divided by (B) the price per share at which Shares are first sold to the public in the IPO, as specified in the final prospectus for the IPO. Each IPO Award will vest on the day before the next Annual Meeting following the Effective Date, subject to the Nonemployee Director’s Continuous Service through the vesting date. As used herein, “Continuous Service” means that the Nonemployee Director’s service on the Board has not Terminated.

(b)              Annual Awards. Without any further action by the Board or Committee, at the close of business on the date of each Annual Meeting of the Company’s stockholders, each person who is then a continuing Nonemployee Director will automatically be granted an Award of Restricted Stock Units (each, an “Annual Award”) covering a number of Shares equal to (A) $90,000 divided by (B) the closing sales price per Share on the date of the applicable Annual Meeting (or, if such date is not a business day, the first business day thereafter). Each Annual Award will vest on the earlier of (i) the first anniversary of the applicable grant date and (ii) the day before the next Annual Meeting that is held at least 50 weeks following the applicable grant date, subject to the Nonemployee Director’s Continuous Service through the vesting date.

(c)               Change in Control. Notwithstanding the foregoing, for each Nonemployee Director who remains in Continuous Service immediately prior to a Change in Control, the Shares subject to his or her then-outstanding equity awards that were granted pursuant to this Policy will become fully vested as of immediately prior to such Change in Control.

(d)                Remaining Terms. The remaining terms and conditions of each IPO Award and Annual Award granted pursuant to this Policy will be as set forth in the Plan and the Company’s award grant notice and award agreement, as applicable, in the form or forms adopted from time to time by the Board or Committee.

3.	Nonemployee Director Compensation Limit.

Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Nonemployee Director is entitled to receive under this Policy shall be subject to the limits set forth in Section 4.2 of the Plan.

4.	Ability to Decline Compensation.

A Nonemployee Director may decline all or any portion of his or her compensation under this Policy by giving notice to the Company prior to the date such cash is earned or such equity awards are to be granted, as the case may be.

5.	Expenses.

The Company will reimburse each Nonemployee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Nonemployee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.